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[JOHNSON CONTROLS LOGO]                                            NEWS RELEASE


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Johnson Controls, Inc., headquartered in Milwaukee, Wisconsin, is a global market leader in facility services and control systems, automotive seating systems, plastic packaging and automotive batteries. Founded in 1885, it operates in more than 450 locations worldwide. Johnson Controls securities
(JCI) are listed on the NYSE.
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CONTACT: Glen Ponczak                                    RELEASE: July 18, 1996
         414-228-2375

                 JOHNSON CONTROLS TO ACQUIRE PRINCE AUTOMOTIVE

        MILWAUKEE, WISCONSIN, July 18, 1996 . . . Johnson Controls, Inc. (JCI) and Prince Holding Corporation today announced that they have entered into a definitive agreement whereby Johnson Controls will acquire Prince Automotive, the privately held automotive interiors supplier based in Holland, Michigan.
        Prince, which is anticipated to have 1996 sales of approximately $850 million, is a major supplier of interior systems and components including overhead systems and consoles, door panels, floor consoles, visors and armrests. Its products are included in 80 vehicle platforms, primarily for domestic sales.
        Over its 30-year history, Prince has developed a long list of innovative products for cars and trucks. Beginning with the 1972 Cadillac sun visor with a lighted vanity mirror, Prince has focused on interior features that "surprise and delight" the customer. Prince is best known as a leader in the integration of electronics into the vehicle interior. Testimony to this is the recent introduction of the HomeLink(TM) transmitter and its success in the marketplace. Numerous automakers are using the device which allows for remote operation of garage doors, gates, security and lighting systems.
        James H. Keyes, Johnson Controls chairman and chief executive officer, stated, "We are very excited about the prospects of working with Prince, a unique company that has helped establish the industry benchmark for operating excellence, product innovation and customer satisfaction. For our shareholders, this agreement provides Johnson Controls with a conduit for growth beyond seating in the automotive industry. For our customers, the synergy of Johnson Controls seating systems and Prince Interiors technology will result in products and systems that are truly differentiated in terms of quality, value and innovation. I am also confident that our ability to capitalize on our complementary strengths will create new opportunities for our employees worldwide."

                                     -more-
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                                                         Johnson Controls, Inc.
                                                         July 18, 1996
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JOHNSON CONTROLS, INC.

        Elsa Prince, chairman of the Prince Board of Directors, is very pleased about the long-term benefit for the Prince team: "The Board and our family see this partnership with Johnson Controls as a perfect way to maintain the unique culture and community commitment that Ed Prince started in 1965. By joining forces with Johnson Controls' worldwide network of operations, we can continue our global expansion. We believe Johnson Controls will provide great opportunity for our team members and continue the Prince tradition of trust, employee involvement and community support."
        John Barth, Johnson Controls executive vice president and John Spoelhof, Prince president and chief executive officer, added: "We are extremely pleased about the joining of two organizations which share a total commitment to exceeding customer expectations. Our people have many values in common, such as fostering an employee-focused culture, striving for low-cost producer status and promoting product and process innovation. Johnson Controls' successful track record of responding to vehicle manufacturers' global requirements will help Prince expand internationally. In addition, our plans include establishing Holland, Michigan as our worldwide 'center for excellence' for automotive interiors and a commitment to grow the Prince operations."
        The companies said that pro forma combined revenues for Prince and the Automotive Systems Group of Johnson Controls for fiscal 1996 would approximate $6 billion.
        Johnson Controls said it will pay cash of approximately $1.35 billion. The Boards of Directors of both Johnson Controls and Prince have already approved the agreement. Completion of the transaction is expected this fall following regulatory approval.
        Prince Automotive has 4,500 employees and eight manufacturing plants, seven in Holland, Michigan and one in Mexico City. The transaction does not include the non-automotive component operations of Prince Holding Corp., including Prince Machine, Lumir Corp., and Wingspan Leasing.
        Johnson Controls' Automotive Systems Group (ASG) is the world's largest seat system supplier and a major producer of interior components, including headliners, door panels, instrument panels and parcel shelves. It operates 113 facilities in 18 countries.

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Johnson Controls, Inc., headquartered in Milwaukee, Wisconsin, is a global market leader in automotive seating systems, facility services and control systems, plastics packaging and automotive batteries. Founded in 1885, it operates in more than 500 locations worldwide. Johnson Controls securities
(JCI) are listed on the NYSE.